Exhibit 23.2

              INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP


         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that, at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement, with respect to the statement in such registration statement or report which purports to have been prepared or certified by the accountant.

         In May 2002, Factory 2-U Stores, Inc. (the "Company") appointed Ernst & Young LLP as its independent auditors following the termination of the engagement of Arthur Andersen LLP ("Andersen"). For additional information, see the Company's Current Report on Form 8-K dated May 8, 2002. Because Andersen is no longer in practice as a public accountant, the Company has been unable to obtain Andersen's written consent to the incorporation by reference into the Company's Registration Statement (No. 333-40682) on Form S-8 (the "Registration Statement") of Andersen's audit report with respect to the Company's financial statements as of February 2, 2002 and for each of the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, without a written consent from Andersen. As a result, with respect to transactions in the Company's securities pursuant to the Registration Statement that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under
Section 11(a) of the Securities Act for any untrue statements of a material fact, or any omissions of a material fact required to be stated herein. Accordingly, you would be unable to assert a claim against Andersen under
Section 11(a) of the Securities Act.

         The Company believes, however, that other persons that may be liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Andersen's audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.